Exhibit 2.1

______________________________________________________________

SHARE EXCHANGE AGREEMENT

by and among

DYNASTY ENERGY RESOURCES, INC.

FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED

and

THE SHAREHOLDERS OF
FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED

Dated as of October 12, 2010

______________________________________________________________

i

Annex A Schedule of Shares Exchanged
Annex B Definitions

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of October 12, 2010, is by and among Dynasty Energy Resources, Inc., a Delaware corporation (“Dynasty”), Fifth Season (Hong Kong) International Group Limited, a Hong Kong company (“Fifth Season”), and the shareholders of Fifth Season identified on Annex A hereto (each, a “Shareholder” and together the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A. Fifth Season has one million shares (the “Fifth Season Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Fifth Season Stock set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Fifth Season Stock in exchange for a number of newly issued shares of the Common Stock, $0.00001 par value, of Dynasty (the “Dynasty Stock”) that will, in the aggregate, constitute approximately 98% of the issued and outstanding capital stock of Dynasty on a fully diluted basis as of and immediately after the Closing. The number of shares of Dynasty Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Dynasty Stock that is reflected on Annex A is referred to herein as the “Shares.”

B. The Board of Directors of each of Dynasty and Fifth Season has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1. Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Dynasty its Fifth Season free and clear of all Liens, in exchange for the Dynasty Stock listed on Annex A opposite such Shareholder’s name.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to Dynasty with respect to itself, as follows.

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to its Fifth Season Stock, with the right and authority to sell and deliver such Fifth Season Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Dynasty as the new owner of such Fifth Season Stock in the share register of Fifth Season, Dynasty will receive good title to such Fifth Season Stock, free and clear of all Liens.

2.2. Organization. If any entity, the Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.3. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5. Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.7. Purchase Entirely for Own Account. The Shareholder is acquiring the Dynasty Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Dynasty Stock, except in compliance with applicable securities laws.

2.8. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Dynasty and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Dynasty Stock.

2.9. Non-Registration. The Shareholder understands that the Dynasty Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Dynasty Stock in accordance with Dynasty’s charter documents or the laws of its jurisdiction of incorporation.

2.10. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11. Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12. Legends. It is understood that the Dynasty Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13. Additional Legend. Additionally, the Dynasty Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.14. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Fifth Season

Subject to the exceptions set forth in the Fifth Season Disclosure Letter (regardless of whether or not the Fifth Season Disclosure Letter is referenced below with respect to any particular representation or warranty), Fifth Season represents and warrants to Dynasty and the Shareholders as follows.

3.1. Organization, Standing and Power. Fifth Season and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Fifth Season and its subsidiaries taken as a whole, a material adverse effect on the ability of Fifth Season to perform its obligations under this Agreement or on the ability of Fifth Season to consummate the Transactions (a “Fifth Season Material Adverse Effect”). Fifth Season and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Fifth Season Material Adverse Effect. Fifth Season has delivered to Dynasty true and complete copies of the Fifth Season Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests.

(a) The Fifth Season Disclosure Letter lists each subsidiary of Fifth Season and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Fifth Season or by another subsidiary of Fifth Season, free and clear of all Liens.

(b) Except for its interests in its subsidiaries, Fifth Season does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure. The authorized capital stock of Fifth Season consists of one million ordinary shares, all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Fifth Season are issued, reserved for issuance or outstanding. Fifth Season is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Fifth Season and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the Fifth Season Constituent Instruments or any Contract to which Fifth Season is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Fifth Season or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Fifth Season Stock or the capital stock of any of its subsidiaries may vote (“Voting Fifth Season Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Fifth Season or any of its subsidiaries is a party or by which any of them is bound (a) obligating Fifth Season or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Fifth Season or any of its subsidiaries or any Voting Fifth Season Debt, (b) obligating Fifth Season or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Fifth Season or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Fifth Season to repurchase, redeem or otherwise acquire any shares of capital stock of Fifth Season.

3.4. Authority; Execution and Delivery; Enforceability. Fifth Season has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Fifth Season of this Agreement and the consummation by Fifth Season of the Transactions have been duly authorized and approved by the Board of Directors of Fifth Season and no other corporate proceedings on the part of Fifth Season are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Fifth Season in accordance with its terms.

3.5. No Conflicts; Consents.

(a) The execution and delivery by Fifth Season of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Fifth Season or any of its subsidiaries under, any provision of (i) the Fifth Season Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Fifth Season or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Fifth Season or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Fifth Season Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Fifth Season or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes.

(a) Fifth Season and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Fifth Season Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Fifth Season Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Fifth Season know of no basis for any such claim.

(b) The Fifth Season Financial Statements reflect an adequate reserve for all Taxes payable by Fifth Season and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Fifth Season or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Fifth Season Material Adverse Effect.

3.7. Benefit Plans.

(a) Except as set forth in the Fifth Season Disclosure Letter, neither Fifth Season nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Fifth Season or any of its subsidiaries. Except as set forth in the Fifth Season Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Fifth Season or any of its subsidiaries and any current or former employee, officer or director of Fifth Season or any of its subsidiaries, nor does Fifth Season or any of its subsidiaries have any general severance plan or policy.

(b) Since December 31, 2009, there has not been any adoption or amendment in any material respect by Fifth Season or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8. Litigation. Except as set forth in the Fifth Season Disclosure Letter, there is no Action against or affecting Fifth Season or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Fifth Season Material Adverse Effect. Neither Fifth Season nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9. Compliance with Applicable Laws. Except as set forth in the Fifth Season Disclosure Letter, Fifth Season and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Fifth Season Material Adverse Effect. Fifth Season has not received any written communication during the past two years from a Governmental Entity that alleges that Fifth Season is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers. Except as set forth in the Fifth Season Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Fifth Season or any of its subsidiaries.

3.11. Contracts. Except as set forth in the Fifth Season Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Fifth Season and its subsidiaries taken as a whole. Neither Fifth Season nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Fifth Season Material Adverse Effect.

3.12. Title to Properties. Except as set forth in the Fifth Season Disclosure Letter, neither Fifth Season nor any of its subsidiaries own any real property. Fifth Season and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Fifth Season or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Fifth Season Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Fifth Season and its subsidiaries to conduct business as currently conducted.

3.13. Intellectual Property. Fifth Season and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Fifth Season and its subsidiaries taken as a whole. The Fifth Season Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Fifth Season and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Fifth Season, threatened that Fifth Season or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Fifth Season, no person is infringing the rights of Fifth Season or any of its subsidiaries with respect to any Intellectual Property Right.

3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Fifth Season or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Fifth Season, is imminent with respect to any of the employees of Fifth Season.

3.15. Financial Statements; Liabilities. Fifth Season will deliver to Dynasty its audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements for the three and nine months ended September 30, 2010 (collectively, the “Fifth Season Financial Statements”). The Fifth Season Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Fifth Season Financial Statements fairly present in all material respects the financial condition and operating results of Fifth Season, as of the dates, and for the periods, indicated therein. Fifth Season does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Fifth Season Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Fifth Season Material Adverse Effect.

3.16. Insurance. Fifth Season and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which Fifth Season and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. Fifth Season has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Fifth Season’s and such subsidiaries’ respective lines of business.

3.17. Transactions with Affiliates and Employees. Except as set forth in the Fifth Season Disclosure Letter and the Fifth Season Financial Statements, none of the officers or directors of Fifth Season and, to the knowledge of Fifth Season, none of the employees of Fifth Season is presently a party to any transaction with Fifth Season or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Fifth Season, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18. Internal Accounting Controls. Fifth Season and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Fifth Season has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Fifth Season and its subsidiaries are made known to the officers by others within those entities. The officers of Fifth Season have evaluated the effectiveness of Fifth Season’s controls and procedures. Since September 30, 2010, there have been no significant changes in Fifth Season’s internal controls or, to Fifth Season’s best knowledge, in other factors that could significantly affect Fifth Season’s internal controls.

3.19. Solvency. Based on the financial condition of Fifth Season as of the Closing Date (and assuming that the Closing shall have occurred): (a) Fifth Season’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Fifth Season’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Fifth Season’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Fifth Season, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Fifth Season, together with the proceeds Fifth Season would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Fifth Season does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20. Application of Takeover Protections. Fifth Season has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Fifth Season Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and Fifth Season fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

3.21. Investment Company. Fifth Season is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.22. Foreign Corrupt Practices. Neither Fifth Season, nor any of its subsidiaries, nor, to Fifth Season’s knowledge, any director, officer, agent, employee or other person acting on behalf of Fifth Season or any of its subsidiaries has, in the course of its actions for, or on behalf of, Fifth Season (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23. Absence of Certain Changes or Events. Except as disclosed in the Fifth Season Financial Statements or the Fifth Season Disclosure Letter, from September 30, 2010 to the date of this Agreement, Fifth Season has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Fifth Season or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Fifth Season Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Fifth Season Material Adverse Effect;

(c) any waiver or compromise by Fifth Season or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Fifth Season or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Fifth Season Material Adverse Effect;

(e) any material change to a material Contract by which Fifth Season or any of its subsidiaries or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Fifth Season or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Fifth Season’s or its subsidiaries’ ownership or use of such property or assets;

(g) any loans or guarantees made by Fifth Season or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Fifth Season’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Fifth Season Stock;

(j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by Fifth Season or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24. Disclosure. Fifth Season confirms that neither it nor any person acting on its behalf has provided Dynasty or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Dynasty under a current report on Form 8-K filed within four business days after the Closing. Fifth Season understands and confirms that Dynasty will rely on the foregoing representations and covenants in effecting transactions in securities of Fifth Season. All of the representations and warranties of Fifth Season set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25. Information Supplied. None of the information supplied or to be supplied by Fifth Season for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Dynasty’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Fifth Season or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Fifth Season under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Fifth Season of its Fifth Season Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.27. No Additional Agreements. Fifth Season does not have any agreements or understandings with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Dynasty

Dynasty represents and warrants as follows to Fifth Season and the Shareholders.

4.1. Organization, Standing and Power. Dynasty is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Dynasty, a material adverse effect on the ability of Dynasty to perform its obligations under this Agreement or on the ability of Dynasty to consummate the Transactions (a “Dynasty Material Adverse Effect”). Dynasty is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Dynasty Material Adverse Effect. Dynasty has delivered to Fifth Season or its counsel true and complete copies of the Dynasty Charter and the Dynasty Bylaws.

4.2. Subsidiaries; Equity Interests. Dynasty does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of Dynasty consists of 480,000,000 shares of common stock, $0.00001 par value, and 28,000,000 shares of preferred stock, $0.00001 par value. As of the date hereof, (a) 169,126,938 shares of Dynasty’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding and (c) no shares of Dynasty’s common stock or preferred stock are held by Dynasty in its treasury. On September 20, 2010, the board of directors and stockholders of Dynasty approved a 1 for 20 reverse stock split of Dynasty’s outstanding common stock, which will become effective on or after October 22, 2010. There will be approximately 8,456,347 shares of Dynasty’s common stock issued and outstanding immediately after the reverse stock split. Except as set forth above, no shares of capital stock or other voting securities of Dynasty were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Dynasty are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Dynasty Charter, the Dynasty Bylaws or any Contract to which Dynasty is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Dynasty having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Dynasty’s common stock may vote (“Voting Dynasty Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Dynasty is a party or by which it is bound (a) obligating Dynasty to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Dynasty or any Voting Dynasty Debt, (b) obligating Dynasty to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Dynasty As of the date of this Agreement, there are not any outstanding contractual obligations of Dynasty to repurchase, redeem or otherwise acquire any shares of capital stock of Dynasty The stockholder list provided to Fifth Season is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Dynasty’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Dynasty of this Agreement and the consummation by Dynasty of the Transactions have been duly authorized and approved by the Board of Directors of Dynasty and no other corporate proceedings on the part of Dynasty are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Dynasty, enforceable against Dynasty in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a) The execution and delivery by Dynasty of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Dynasty under, any provision of (i) the Dynasty Charter or Dynasty Bylaws, (ii) any material Contract to which Dynasty is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Dynasty or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Dynasty Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Dynasty in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6. Taxes.

(a) Dynasty has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Dynasty Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Dynasty Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Dynasty (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Dynasty, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Dynasty Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Dynasty. Dynasty is not bound by any agreement with respect to Taxes.

4.7. Benefit Plans. Dynasty does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Dynasty As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Dynasty and any current or former employee, officer or director of Dynasty, nor does Dynasty have any general severance plan or policy.

4.8. ERISA Compliance; Excess Parachute Payments. Dynasty does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Dynasty

4.9. Litigation. There is no Action against or affecting Dynasty or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Dynasty Material Adverse Effect. Neither Dynasty nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10. Compliance with Applicable Laws. Dynasty is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Dynasty Material Adverse Effect. Dynasty has not received any written communication during the past two years from a Governmental Entity that alleges that Dynasty is not in compliance in any material respect with any applicable Law. Dynasty is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Dynasty Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Dynasty taken as a whole. Dynasty is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Dynasty Material Adverse Effect.

4.12. Title to Properties. Dynasty has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Dynasty has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Dynasty to conduct business as currently conducted. Dynasty has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Dynasty enjoys peaceful and undisturbed possession under all such material leases.

4.13. Intellectual Property. Dynasty does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Dynasty, threatened that Dynasty is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Dynasty is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Dynasty, is imminent with respect to any of the employees of Dynasty

4.15. SEC Documents; Undisclosed Liabilities.

(a) Dynasty has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 24, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Dynasty included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Dynasty and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, Dynasty has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Dynasty or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Dynasty shall have been paid off and shall in no event remain liabilities of Dynasty, Fifth Season or the Shareholders following the Closing.

4.16. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Dynasty and, to the knowledge of Dynasty, none of the employees of Dynasty is presently a party to any transaction with Dynasty (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Dynasty, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17. Internal Accounting Controls. Dynasty maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Dynasty has established disclosure controls and procedures for Dynasty and designed such disclosure controls and procedures to ensure that material information relating to Dynasty is made known to the officers by others within Dynasty. Dynasty’s officers have evaluated the effectiveness of Dynasty’s controls and procedures. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in Dynasty’s internal controls or, to Dynasty’s knowledge, in other factors that could significantly affect Dynasty’s internal controls.

4.18. Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Dynasty as of the Closing Date (and assuming that the Closing shall have occurred), (a) Dynasty’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Dynasty’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Dynasty’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Dynasty, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Dynasty, together with the proceeds Dynasty would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Dynasty does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19. Application of Takeover Protections. Dynasty has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Dynasty Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Dynasty fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.20. Investment Company. Dynasty is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21. Foreign Corrupt Practices. Neither Dynasty, nor to Dynasty’s knowledge, any director, officer, agent, employee or other person acting on behalf of Dynasty has, in the course of its actions for, or on behalf of, Dynasty (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Dynasty has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Dynasty from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Dynasty Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Dynasty Material Adverse Effect;

(c) any waiver or compromise by Dynasty of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Dynasty, except in the ordinary course of business and the satisfaction or discharge of which would not have a Dynasty Material Adverse Effect;

(e) any material change to a material Contract by which Dynasty or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Dynasty;

(h) any mortgage, pledge, transfer of a security interest in or lien created by Dynasty with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Dynasty’s ownership or use of such property or assets;

(i) any loans or guarantees made by Dynasty to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Dynasty’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Dynasty;

(k) any alteration of Dynasty’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Dynasty stock option plans; or

(m) any arrangement or commitment by Dynasty to do any of the things described in this Section 4.22.

4.23. Certain Registration Matters. Dynasty has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Dynasty registered with the SEC or any other governmental authority that have not been satisfied.

4.24. Listing and Maintenance Requirements. Dynasty is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Dynasty Stock on the trading market on which the Dynasty Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Dynasty Stock are currently listed or quoted, and no approval of the stockholders of Dynasty is required for Dynasty to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.25. Disclosure. Dynasty confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that Dynasty believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Dynasty under a current report on Form 8-K filed within four business days after the Closing. Dynasty understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Dynasty. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26. Information Supplied. None of the information supplied or to be supplied by Dynasty for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Dynasty’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Dynasty, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Dynasty under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Dynasty of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.28. No Additional Agreements. Dynasty does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. Dynasty Conditions Precedent. The obligations of the Shareholders and Fifth Season to enter into and complete the Closing are subject, at the option of the Shareholders and Fifth Season, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Fifth Season and the Shareholders in writing.

(a) Representations and Covenants. The representations and warranties of Dynasty contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Dynasty shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Dynasty on or prior to the Closing Date. Dynasty shall have delivered to the Shareholders and Fifth Season a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Fifth Season or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Dynasty.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Dynasty for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Dynasty, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Dynasty Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010 which has had or is reasonably likely to cause a Dynasty Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Dynasty, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Fifth Season and the Shareholders.

(f) Satisfactory Completion of Due Diligence. Fifth Season and the Shareholders shall have completed their legal, accounting and business due diligence of Dynasty and the results thereof shall be satisfactory to Fifth Season and the Shareholders in their sole and absolute discretion.

(g) SEC Reports; Form 10-Q. Dynasty shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date. In addition, Dynasty shall have filed its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010.

(h) OTC Quotation. Dynasty shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or the OTCQB Marketplace maintained by Pink OTC Markets Inc. and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i) No Suspensions of Trading in Dynasty Stock; Listing. Trading in the Dynasty Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Dynasty) at any time since the date of execution of this Agreement, and the Dynasty Stock shall have been at all times since such date listed for trading on a trading market.

(j) Secretary’s Certificate. Dynasty shall have delivered to Fifth Season a certificate, signed by its Secretary, certifying that the attached copies of the Dynasty Charter, Dynasty Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k) Good Standing Certificate. Dynasty shall have delivered to Fifth Season a certificate of good standing of Dynasty dated within five (5) business days of Closing, issued by the Secretary of State of Delaware.

(l) Payoff Letters and Releases. Dynasty shall have delivered to Fifth Season such pay-off letters and releases relating to liabilities of Dynasty as Fifth Season shall request, in form and substance satisfactory to Fifth Season.

(m) Lien Searches. Dynasty shall have delivered to Fifth Season the results of UCC, judgment lien and tax lien searches with respect to Dynasty, the results of which indicate no liens on the assets of Dynasty.

(n) Release. Dynasty shall have delivered to Fifth Season a duly executed release by Shaoping Lu in favor of Dynasty, Fifth Season and the Shareholders, in form and substance satisfactory to Fifth Season.

(o) Indemnification Agreement. Dynasty shall have delivered an indemnification agreement, executed by Shaoping Lu for the benefit of Dynasty, Fifth Season and the Shareholders, in the form and substance satisfactory to Fifth Season.

(p) Issuance of Stock Certificate. Dynasty shall have delivered to the each Shareholder a certificate representing the new shares of Dynasty Stock issued to such Shareholder in accordance with Annex A.

5.2. Fifth Season and Shareholder Conditions Precedent. The obligations of Dynasty to enter into and complete the Closing is subject, at the option of Dynasty, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Dynasty in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and Fifth Season contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and Fifth Season shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and Fifth Season on or prior to the Closing Date. Each of Fifth Season and the Shareholders shall have delivered to Dynasty a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Dynasty, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Fifth Season.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Fifth Season for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or Fifth Season, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Fifth Season Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Fifth Season Financial Statements which has had or is reasonably likely to cause a Fifth Season Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Dynasty, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Dynasty

(f) Satisfactory Completion of Due Diligence. Dynasty shall have completed its legal, accounting and business due diligence of Fifth Season and the Shareholders and the results thereof shall be satisfactory to Dynasty in its sole and absolute discretion.

(g) Secretary’s Certificate. Fifth Season shall have delivered to Dynasty a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Fifth Season Constituent Instruments and resolutions of the Board of Directors of Fifth Season approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Certificate of Continuing Registration. Fifth Season shall have delivered to Dynasty a certificate of continuing registration of Fifth Season, dated as of a recent date, issued by the Hong Kong Registrar of Companies.

(i) Delivery of Audit Report and Financial Statements. Fifth Season shall have completed the Fifth Season Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Fifth Season Financial Statements shall be satisfactory to Dynasty in its sole and absolute discretion.

(j) Form 8-K. Fifth Season shall have provided Dynasty with reasonable assurances that Dynasty will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Fifth Season and the requisite Form 10 disclosure regarding Fifth Season and its subsidiaries.

(k) PRC Legal Opinion. Fifth Season, the Shareholders and Dynasty shall have received an opinion from Fifth Season’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by Fifth Season in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Fifth Season, the Shareholders and Dynasty

(l) Share Transfer Documents. Each Shareholder shall have delivered to Dynasty certificate(s) representing its Fifth Season Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Fifth Season Stock to Dynasty.

ARTICLE VI
Covenants

6.1. Preparation of Disclosure Letter. The Parties acknowledge and agree that, while Fifth Season has provided a draft of the Fifth Season Disclosure Letter, Fifth Season has not yet delivered the final disclosure letter. Fifth Season shall deliver the Fifth Season Disclosure Letter to Dynasty and the Shareholders, including copies of all agreements and other documents referred to thereon, in final form within at least 2 business days prior to the Closing. The Parties shall have two (2) business days following delivery of Fifth Season Disclosure Letter, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if any Party objects to any information contained in the Fifth Season Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

6.2. Public Announcements. Dynasty and Fifth Season will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5. Exclusivity. Neither Dynasty nor Fifth Season shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Dynasty or Fifth Season (as applicable), or any assets of Dynasty or Fifth Season (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6. Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

6.7. Preservation of Business. From the date of this Agreement until the Closing Date, each of Dynasty and Fifth Season shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.8. New Stock Issuances. From the date of this Agreement until the fifth anniversary thereof, Dynasty shall not, without the prior written consent of Mr. Shaoping Lu, issue any shares of Dynasty’s capital stock or any securities exercisable or convertible therefor.

6.9. Resignations and Appointments. Upon execution of this Agreement, Dynasty shall deliver to Fifth Season evidence of the resignation and election of such officers of Dynasty as may be designated by Fifth Season and approved by Dynasty, effective immediately. On the Closing Date, Dynasty shall deliver to Fifth Season evidence of the election of such directors of Dynasty as may be designated by Fifth Season, effective on the tenth (10th) day following the mailing of the 14f-1 Notice.

6.10. Preparation of the 14f-1 Notice; Blue Sky Laws.

(a) As soon as possible following the Closing, Fifth Season and Dynasty shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Dynasty shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b) Dynasty shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Dynasty Stock in connection with this Agreement.

6.11. Filing of 8-K. Dynasty shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Fifth Season and the requisite Form 10 disclosure regarding Fifth Season and its subsidiaries. In addition, Dynasty shall issue a press release at a mutually agreeable time following the Closing Date.

6.12. Furnishing of Information. As long as any Shareholder owns the Shares, Dynasty covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Dynasty after the date hereof pursuant to the Exchange Act. As long as any Shareholder owns the Shares, if Dynasty is not required to file reports pursuant to such laws, it will prepare and furnish to such Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Dynasty further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Dynasty, to:

Dynasty Energy Resources, Inc.
C-22, Shimao Plaza, 9 Fuhong Lu
Futian District, Shenzhen 518033
People’s Republic of China
Attention: Shaoping Lu
Facsimile: +86 755 8367 9374

If to Fifth Season, to:

The Fifth Season (Hong Kong) International Group Limited
C-22, Shimao Plaza, 9 Fuhong Lu
Futian District, Shenzhen 518033
People’s Republic of China
Attention: Wu Lianmo
Facsimile: +86 755 8367 9378

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-1122
Attention: Dawn Bernd-Schulz, Esq.
Facsimile: +1 202-663-8007

If to the Shareholders at the addresses set forth in Annex A hereto.

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Dynasty, Fifth Season and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then holding the Shares.

7.3. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) Dynasty, Fifth Season and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Dynasty may terminate this Agreement by giving written notice to Fifth Season and the Shareholders at any time prior to the Closing (A) in the event Fifth Season has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Dynasty has notified Fifth Season of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that Dynasty objects to any information contained in the Fifth Season Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 6.8; or (C) if the Closing shall not have occurred on or before April 30, 2011 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from Dynasty itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Fifth Season may terminate this Agreement by giving written notice to Dynasty and the Shareholders at any time prior to the Closing (A) in the event Dynasty has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Fifth Season has notified Dynasty of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before April 30, 2011 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Fifth Season or a Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Dynasty shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Dynasty of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Dynasty may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.5. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Dynasty and Fifth Season will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of Fifth Season and Dynasty acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.7. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Dynasty and Fifth Season acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

7.8. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.10. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.11. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Fifth Season Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

7.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DYNASTY ENERGY RESOURCES, INC.

By: /s/ Shaoping Lu
Name: Shaoping Lu
Title: Chief Executive Officer

FIFTH SEASON (HONG KONG)
INTERNATIONAL GROUP LIMITED

By: /s/ Wu Lianmo
Name: Wu Lianmo
Title: Chief Executive Officer

SHAREHOLDERS:

CHEUNG CHU SHING

/s/ Cheung Chu Shing

SHAOPING LU

/s/ Shaoping Lu

POWER GUIDE INVESTMENTS LIMITED

By: /s/ Huilian Song
Name: Huilian Song
Title: Chief Executive Officer

[Signature Page to Share Exchange Agreement]

ANNEX A
Schedule of Shares Exchanged

	Number of Shares	Percentage of Total	Number of Shares
	of Fifth Season	Shares of Fifth	of Dynasty Stock
Name and Address of Shareholder	Stock Exchanged	Season Stock	Received
CHEUNG CHU SHING	635,945	63.5945%	249,000,000
228 Xingwu Lu, Xiaoshan District
Hangzhou
People’s Republic of China

SHAOPING LU	190,384	19.0384%	74,543,500
72 Versailles Blvd.
Cherry Hill, NJ 08003
United States of America

POWER GUIDE INVESTMENTS LIMITED	173,671	17.3671%	68,000,000
C-22, Shimao Plaza, 9 Fuhong Lu
Futian District, Shenzhen 518033
People’s Republic of China

TOTALS	1,000,000	100%	391,543,500

ANNEX B
Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of Dynasty pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Dynasty” has the meaning set forth in the Preamble of this Agreement.

“Dynasty Bylaws” means the Bylaws of Dynasty, as amended to the date of this Agreement.

“Dynasty Charter” means the Certificate of Incorporation of Dynasty, as amended to the date of this Agreement.

“Dynasty Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Dynasty Stock” has the meaning set forth in the Background Section of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Season” has the meaning set forth in the Preamble of this Agreement.

“Fifth Season Constituent Instruments” means the memorandum and articles of association of Fifth Season and such other constituent instruments of Fifth Season as may exist, each as amended to the date of this Agreement.

“Fifth Season Disclosure Letter” means the letter delivered from Fifth Season to Dynasty in accordance with Section 6.1 of this Agreement.

“Fifth Season Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Fifth Season Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Fifth Season Stock” has the meaning set forth in the Background Section of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Dynasty Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting Fifth Season Debt” has the meaning set forth in Section 3.3 of this Agreement.